ANACOMP(R) ADOPTS SHAREHOLDERS RIGHTS PLAN


     SAN DIEGO, CA - August 8, 2002 - Anacomp, Inc. (OTC BB: ANCPA) today announced that its Board of Directors has adopted a Preferred Stock Purchase Rights Plan.

     The Plan is designed to enable all Anacomp, Inc. ("Anacomp") stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Anacomp stockholders in the event that an unsolicited attempt is made to acquire Anacomp. The distribution of the Rights is not in response to any proposal to acquire Anacomp.

     To implement the Plan, the Board of Directors has declared a dividend distribution of one Preferred Stock Purchase Right per Common Share, payable to stockholders of record on August 20, 2002. The Rights will attach initially to the certificates representing outstanding common shares; no separate Rights certificates will be distributed. The rights to acquire preferred stock are not immediately exercisable and will become exercisable only upon the occurrence of certain events relating to unsolicited acquisition attempts as described in the Plan. Unless earlier redeemed for $0.001 per Right, the Rights will become exercisable by holders for shares of Anacomp having a value of twice the Rights' then-current exercise price. In addition, in the event of certain business combinations, the Rights permit holders to purchase the common stock of the third-party acquirer at a 50 percent discount. Rights held by the acquirer will become null and void in both cases.

     No action is required on the part of stockholders. Anacomp will send a letter to all of its stockholders with further details of the Plan.


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About Anacomp

Anacomp, Inc., is a leading provider of information technology outsourcing services and document imaging solutions, with an established tradition of quality, value, service excellence and customer satisfaction. The Company uses its technology and resources to solve information management and services and support challenges for businesses around the globe. Specifically, Anacomp offers a full range of solutions to meet end-user document presentation, retrieval and archive requirements, as well as computer room and networking equipment services, systems and supplies needs. Current service and product offerings include digital and analog document services, disaster recovery, multi-vendor equipment maintenance, and imaging and printer systems maintenance, sales and supplies. For more information, visit Anacomp's web site at www.anacomp.com.

                                      # # #

Media Contact: Kimberly Kasitz, Anacomp Corporate Communications, (858) 848-5662 or kkasitz@anacomp.com

Analyst Contact: Deb Troyer, Anacomp Investor Relations, (858) 848-5523 or dtroyer@anacomp.com


     Except for the historical information contained in this news release, this release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such risks, uncertainties and other important factors include: the extent to which potential acquirers are influenced by our implementation of a rights plan; competition; the likelihood of certain business combinations; changes in business strategy or development plans; the potential future exercise of the Rights; and availability, terms and deployment of capital.


Anacomp's news releases are distributed through PRNewswire and can be accessed via the Internet (www.anacomp.com or www.prnewswire.com).

Anacomp is a registered trademark of Anacomp, Inc.